                                                                   EXHIBIT 10.23

                       SEPARATION AND CONSULTING AGREEMENT

      SEPARATION AND CONSULTING AGREEMENT ("AGREEMENT") dated as of June 23, 2004, by and between Callidus Software Inc., a Delaware corporation (together with its successors, the "COMPANY"), and Reed D. Taussig ("EXECUTIVE").

      WHEREAS, the Company and Executive entered into an employment agreement dated as of November 5, 2003 (the "EMPLOYMENT AGREEMENT"); an Employment, Confidential Information and Invention Assignment Agreement dated December
2, 1997 (the "CONFIDENTIALITY AGREEMENT"); a Change of Control Agreement dated as of September 2, 2003, as amended October 25, 2003 (as amended, the "CHANGE OF CONTROL AGREEMENT"); and an Indemnification Agreement dated as of August 26, 2003 (the "INDEMNIFICATION AGREEMENT");

      WHEREAS, the Company has granted Executive options to purchase common stock of the Company listed on Exhibit A hereto which remain unexercised as of the date hereof (collectively, the "OPTIONS"), pursuant to (i) the Company's 1997 Stock Option Plan, as amended, and the applicable option agreements thereunder described on Exhibit A or (ii) pursuant to the Non-Plan Stock Option Agreement dated as of April 2, 2002 (the "NON-PLAN OPTION");

      WHEREAS, on January 7, 1998, Executive executed a promissory note evidencing on a loan from the Company (the "LOAN"), which was secured by a pledge of shares of common stock pursuant to the Security Agreement dated as of January 7, 1998 (such agreement together with the promissory note, the "LOAN DOCUMENTS"), and has an outstanding balance (including principal and accrued and unpaid interest) of $70,093 as of the date hereof;

      WHEREAS, Executive desires to terminate Executive's employment with the Company effective as of the date hereof, subject to the terms and conditions set forth below;

      WHEREAS, the Company has paid to Executive (i) an amount equal to $19,230.40, reflecting his accrued vacation through the Separation Date (as defined below), and (ii) the balance of his account in the Company's Employee Stock Purchase Plan in the amount of $9,687.48;

      WHEREAS, the Company and Executive desire to enter into a consulting arrangement on the terms and conditions set forth below;

      NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1. Separation. Effective as of June 23, 2004 (the "SEPARATION DATE"), Executive hereby resigns from his positions as President and Chief Executive Officer of the Company, from all other positions which Executive holds with the Company, its subsidiaries or its affiliates, including Executive's position on the Board of Directors of the Company and its subsidiaries and affiliates, and the Company hereby accepts such resignations as of the Separation Date.

      2,    Separation Benefits. (a) Subject to this Agreement becoming effective and Executive's continued compliance with the provisions of this Agreement and of the Confidentiality Agreement, the Executive shall be entitled to the following:

                  (i) The Company shall continue to pay Executive's current base salary for six months after the Separation Date for an aggregate payment of $125,000, payable in accordance with the Company's standard payroll practices.

                  (ii) Promptly after the end of the Consulting Period and subject to repayment of the Loan, the Company shall pay Executive $150,000, representing the pro rated portion as of the Separation Date of Executive's target bonus for 2004.

                  (iii) During the Consulting Period (as defined below), each of the Options listed on Exhibit A (including the Non-Plan Option) shall continue to vest on its current vesting schedule. At the end of the Consulting Period, the Options will cease vesting, and the vested portion of the Options will remain exercisable for the period specified in the applicable option agreement after termination of service (which is generally three months after termination of service).

                  (iv) In accordance with the terms of the Options as previously modified by the Change of Control Agreement, in the event that a Change of Control (as defined in the Change of Control Agreement) occurs during the Consulting Period, the Options (including the Non-Plan Option) will become fully vested.

                  (v) Executive shall be provided with health benefits under the Company's health plan (or the Company shall pay for Executive's continued coverage under COBRA at the same cost to Executive as before the Separation Date) until the earlier of (x) 12 months following the Separation Date or (y) the date Executive becomes eligible for group health coverage with another employer.

                  (vi) The Company shall reimburse Executive for actual attorney fees incurred in negotiating and finalizing this Agreement, in an amount not to exceed $10,000. The Company shall pay such amount directly to Executive's attorneys promptly upon receipt of an invoice for such attorney fees.

                  (vii) The Company shall allow Executive to retain the items identified on Exhibit B previously provided for his use and hereby transfers any ownership interest currently held by the Company in such items to Executive; provided that all confidential and/or proprietary information of the Company, its subsidiaries and its affiliated entities shall be removed from such items to the reasonable satisfaction of the Company.

                  (viii) With respect to the period of Executive's service as an officer or director of the Company, the Company agrees to use commercially reasonable efforts to cause Executive to continue to be covered under its director and officer insurance policies consistent with coverage afforded to the Company's other officers and directors during and for such time periods.

The Company's obligations to make any payments or provide any benefits (including continued vesting of options) pursuant to this Section 2 are expressly conditioned on Executive's continued compliance with the terms of this Agreement.

            (b)   Executive understands and agrees with the following:

                  (i) Executive agrees to repay the Loan promptly after the end of the Consulting Period (or such earlier date as may be required by the terms of the Loan Documents). Executive hereby authorizes and directs the Company to withhold, from the payments due to Executive pursuant to Section 2(a)(ii) above at the end of the Consulting Period, an amount equal to the outstanding balance of the Loan (including principal and accrued and unpaid interest) as of such date and to apply such amount to the repayment of the Loan.

                  (ii) Executive will, within 2 business days after the execution and delivery of this Agreement, deliver the items set forth on Exhibit B to the Company for removal of confidential and/or proprietary information, and the Company shall return such items to Executive as promptly as is reasonably practicable thereafter.

                  (iii) Any stock options not exercised within three months
            after the Separation Date will be treated as non-qualified stock options for purposes of U.S. tax laws.

                  (iv) To Executive's knowledge, the Company has paid Executive all accrued compensation through the Separation Date.

      3. Consultant . (a) Beginning as of the date hereof and ending on December 23, 2004 (such period, the "CONSULTING PERIOD"), Executive agrees to serve as a consultant to the Company and to render such advice and services to the Company as may be reasonably required by the Company, taking into account and making reasonable accommodation for Executive's other responsibilities and commitments at the time. In this capacity, Executive shall report directly to the Chairman of the Board of Directors.

            (b) Executive shall be reimbursed in accordance with the policies of the Company for necessary and reasonable business expenses that are approved in advance by the Company and incurred by Executive in connection with the performance of Executive's duties hereunder.

            (c) As a consultant, Executive shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment (including any bonus plans) available to the employees of the Company. Executive shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and Executive shall not represent the contrary to any person. Executive shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons.

      4. Releases, (a) The parties acknowledges that the following releases shall extend to unknown, as well as known claims, and hereby waives the application of any provision of law, including, without limitation, Section 1542 of the California Civil Code, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

            (b) Executive agrees to and does fully and completely release, discharge and waive for himself and for his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of any kind), any and all claims, complaints, causes of action or demands of whatever kind, arising in Executive's capacity as an employee, officer or director of the Company, as a stockholder of the Company or otherwise in any capacity whatsoever, which Executive has or may have against the Company, its subsidiaries, divisions, subsidiaries, affiliates, predecessors and successors and all their officers, directors, employees, agents, counsel and other representatives by reason of any event, matter, cause or thing which has occurred prior to the effective date of this Agreement (hereinafter "EXECUTIVE CLAIMS"). Executive understands and accepts that this Agreement specifically covers, but is not limited to, any and all Executive Claims which Executive has or may have against the Company relating in any way to his employment arrangements, or to compensation, or to his equity interests in the Company, or to any other terms, conditions or circumstances of his former employment with the Company, and to the resignation of such employment, whether for severance or based on statutory or common law claims for employment discrimination (including discrimination on the basis of sex, age, religion or disability, including specifically any claims under the Age Discrimination in Employment Act (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended or the Americans with Disabilities Act of 1990), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Notwithstanding the foregoing, Executive does not waive any rights to which he may be entitled (i) to seek to enforce this Agreement, or (ii) to seek indemnification with respect to liability incurred by Executive in his capacity as an officer or director or former employee of the Company in accordance with the bylaws of the Company, the Indemnification Agreement and applicable law.

            (c)   Executive further understands and acknowledges that:

                  (i) The release provided for in this Section, including claims under the ADEA, is in exchange for the additional consideration provided for in this Agreement to which Executive was not heretofore entitled;

                  (ii) Executive has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Section, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

                  (iii) Executive has been given a period of 21 days to review and consider the terms of this Agreement and the release contained herein, and Executive may use as much of the 21-day period as Executive desires; and

                  (iv) Executive may, within seven days after execution, revoke this Agreement by delivering a written notice of revocation to the Chief Financial Officer of the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer of the Company no later than the close of business on the seventh day after Executive executes the Agreement. If Executive does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or provide any payments or benefits to Executive as set forth in this Agreement.

            (d) The Company agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which the Company has or may have against Executive by reason of any event, matter, cause or thing related to Executive's employment or the termination thereof which has occurred prior to the date hereof (hereinafter "COMPANY CLAIMS") except any claims, complaints, causes of action or demands of whatever kind which are founded upon or relate to allegations of fraud or other criminal conduct in office or as a director, or conduct for which the Company, under applicable law, may not indemnify Executive in any action, suit or proceeding brought or threatened by a third party directly or in the right of the Company, or any claims relating to the Promissory Note executed by Executive in favor of the Company in the principal amount of $47,718 dated January 7, 1998 (the "EXEMPT CLAIMS"). Notwithstanding the foregoing, the Company does not waive any rights to which it may be entitled to seek to enforce this Agreement.

      5. Confidentiality; No Disparagement. (a) Except as otherwise required by law, Executive agrees not to cause or participate in the publication to anyone of any information, or otherwise communicate with any party, concerning the Company, the facts underlying the termination of his employment with the Company or the terms and conditions of this Agreement. This provision shall not prevent Executive from disclosing such information to his legal counsel and accountants in order to obtain professional advice or to his spouse; provided that they are advised as to and agree to observe the confidentiality of such information.

            (b) Executive agrees that he shall not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation.

            (c) The Company agrees that it shall not, and shall not authorize any officer, director, or other representative of the Company to, make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive or his business or reputation.

            (d) The parties acknowledge that the Company has provided notice to Executive of, and has issued, a press release dated June 24, 2004, and that nothing in such press release violates any provision of this Agreement.

      6. Proprietary Information. Executive acknowledges and agrees that he will continue to be bound by the Confidentiality Agreement. Executive has signed and delivered to the Company a "Termination Certification" in the form attached as Exhibit C to the Confidentiality Agreement (and attached as Exhibit C hereto).

      7. Non-Solicitation of Employees. Executive agrees, for a period of 12 months after the Separation Date, not to directly or indirectly solicit, induce, recruit, or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for Executive or for any other person or entity.

      8. Cooperation. Executive agrees to provide assistance to and shall cooperate with the Company upon its reasonable request with respect to matters and specifically with respect to any claim, suit, demand, regulatory investigation or other matter relating to Executive's employment or service as an officer or director of the Company. The Company agrees and acknowledges that it shall, to the maximum extent possible under then prevailing circumstances, coordinate (or cause an affiliate to coordinate) any such request with Executive's other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities. The Company shall pay Executive reasonable compensation to the extent Executive provides such assistance after the Consulting Period that requires more than a de minimis amount of time.

      9. Breach of Agreement. If Executive breaches this Agreement, the Consulting Period shall end as of, and the Company shall have no further obligations to continue the benefits and payments pursuant to Section 2 hereof after, the date of such breach; provided that if such breach is capable of being cured without damage to the Company, Executive shall have 10 days after receiving written notice of the alleged breach to cure such breach and if the breach is not cured within such period of time, the Consulting Period shall end as of, and the Company shall have no further obligations to continue the benefits and payments pursuant to Section 2 hereof after, the date of such breach. A written notice of the breach shall include language sufficient to permit the recipient to understand the facts constituting the breach and the provisions of this Agreement that are alleged to have been breached.

      10. Arbitration and Remedies. (a) Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay its own counsel fees and expenses.

            (b) Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 5, 6, 7, and 8 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

            (c) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 5, 6, 7, and 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction or arbitrator that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to the maximum extent as such court or arbitrator determines or indicates to be enforceable. If any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

      11. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to withhold from any amounts payable under this Agreement, and shall pay over such amounts to the appropriate government agency, all federal, state, city, or other taxes as are legally required to be withheld.

      12. Entire Agreement: Amendment. This Agreement, together with the Confidentiality Agreement, contains the entire understanding of the parties with respect to the termination of Executive's employment and supercedes all other agreements between the Company and Executive related to Executive's severance or termination rights (including but not limited to the Employment Agreement and the Change of Control Agreement). Notwithstanding the foregoing, the Confidentiality Agreement, the Indemnification Agreement, the Loan Documents, and the agreements evidencing the Options shall remain in effect, except as modified by this Agreement. This Agreement may not be altered, modified or amended except by a written agreement signed by both parties hereto.

      13. Effectiveness. Executive has been advised, and understands, that (i) he has 21 days to consider this Agreement (which period shall be considered waived should Executive execute this letter prior to the lapse of such 21 days),
(ii) Executive can revoke this Agreement (other than Section 1 hereof) during a period of 7 days following its execution and (iii) this Agreement (other than Section 1 hereof, which is effective as of the Separation Date) will become effective and enforceable upon the expiration of such 7-day revocation period.

      14. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      15. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby, provided that if the release set forth in Section 4 hereof is held to be invalid, illegal or unenforceable and Executive brings a claim against the Company otherwise released pursuant to
Section 4, the Consulting Period shall end and the Company shall have no obligation to continue provide the payments and benefits set forth in Section 2 hereof, Executive shall repay to the Company amounts previously paid pursuant to
Section 2(a)(i), (ii), (v) and (vi) hereof, except that Executive shall be entitled to retain an amount for any actual consulting services requested by the Company and performed by Executive on the basis of the value of the services provided (quantum meruit).

      16. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company only to a direct or indirect wholly owned subsidiary of the Company or to a successor of the Company.

      17. Acknowledgment. Executive acknowledges that he has carefully read this Agreement, fully understands and accepts all of its provisions and signs it voluntarily of Executive's own free will. Executive further acknowledges that he has been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of his choice.

      18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      19. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

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

      IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

                                                CALLIDUS SOFTWARE INC.

                                                By: /s/ Ron J. Fior
                                                    ----------------------------
                                                    Name:  Ron J. Fior
                                                    Title: VP/CFO

                                                EXECUTIVE:

                                                /s/ Reed D. Taussig
                                                --------------------------------
                                                Reed D. Taussig

                                    EXHIBIT A
                               OUTSTANDING OPTIONS

                           Number of  Exercise
   Grant #     Grant Date    Shares    Price                         Vesting Schedule
-------------  ----------  ---------  --------  ----------------------------------------------------------
57             12/18/1998     7,500   $   3.34  Fully vested.
178            10/12/1999    36,000   $   5.00  Fully vested.
458             3/13/2001   297,300   $   0.84  Vests in equal monthly installments over four years
                                                beginning March 13, 2001
1090           12/23/2002   150,000   $   0.84  Vests in equal monthly installments over four years
                                                beginning December 23, 2002.
n/a (Non-Plan    4/2/2002   150,000   $   0.84  1/4 of the option became exercisable on November 25, 2003;
Agreement)                                      1/36 becomes exercisable per month thereafter.
1302            8/26/2003   300,000   $   4.17  Vests in equal monthly installments over four years
                                                beginning August 26, 2003.

                                    EXHIBIT B
                               RETAINED EQUIPMENT

-     Laptop computer

-     Trio 600 telephone